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                                 May 14, 1998


David W. Berry
Frontier Natural Gas Corporation
500 Dallas Street, Suite 2920
Houston, Texas 77002

              Re:  Right of First Offer; Conflicts

Dear David:

     Reference is made to that certain Acquisition Agreement and Plan of Exchange, dated as of January 19, 1998 (the "Acquisition Agreement"), by and among Frontier Natural Gas Corporation ("Frontier"), Esenjay Petroleum Corporation ("Esenjay") and Aspect Resources LLC ("Aspect"). Capitalized terms used but not defined herein shall have the meanings specified in the Acquisition Agreement. This letter agreement is being delivered pursuant to Sections 10.01(r) and 10.03(n) of the Acquisition Agreement.

     Aspect agrees that after the date hereof it will negotiate in good faith to reach a mutual understanding and agreement with Frontier regarding an area of mutual interest arrangement or right of first offer arrangement relating to certain lands and areas surrounding the Prospect Areas (the "Halo Region").

     Frontier acknowledges that Aspect owns and is likely to acquire and develop lands and Oil and Gas Interests located within the Halo Region and in other areas in which Frontier may have an interest. Frontier acknowledges and agrees that (i) Aspect and its officers, members, managers, agents, employees, and affiliates may acquire or develop, independently or with others, any lands or Oil and Gas Interests, including lands or Oil and Gas Interests that may be the same or similar to lands or Oil and Gas Interests owned by Frontier and that might be in direct or indirect competition with Frontier's business or interests, and (ii) except for the rights provided hereinabove, Frontier shall have no rights in or to such lands or Oil and Gas Interests. Frontier further agrees that Aspect shall not be obligated to present any investment opportunity (oil and gas related or otherwise) or prospective economic advantage to Frontier, even if the opportunity is of the character that, if presented to Frontier, could be taken by Frontier and that Aspect shall have the right to hold any investment opportunity or prospective economic advantage for its own account or to recommend such opportunity to persons other than Frontier. Frontier hereby waives any and all rights and claims which it may otherwise have against Aspect

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David W. Berry
May 14, 1998
Page 2

and its officers, members, managers, agents, employees, and affiliates as a result of any of such activities.

     If this letter evidences your understanding with respect to the foregoing matters, please evidence such understanding in the space provided below and return a fully executed copy of this letter to me for our files.

                                       Sincerely,

                                       Aspect Resources LLC

                                       By: Aspect Management Corporation,
                                             its Manager


                                       By: /s/ Alex Cranberg
                                          ------------------------------------
                                          Alex Cranberg, President

ACKNOWLEDGED AND AGREED TO
THIS 14 DAY OF MAY, 1998

Frontier Natural Gas Corporation


By: /s/ David W. Berry
   -----------------------------------
   David W. Berry, President